EXHIBIT 10.2
First Amendment
to the
Temple-Inland Inc. 1997 Stock Option Plan
     WHEREAS, Temple-Inland Inc. (the “Company”) maintains the Temple-Inland Inc. 1997 Stock Option Plan (the “Plan”); and
     WHEREAS, the Board of Directors of the Company (the “Board”) has authority to amend the Plan; and
     WHEREAS, the Board has determined that it is desirable to amend the Plan’s capital adjustment provisions;
     NOW, THEREFORE, the first sentence of Article 16 of the Plan is hereby amended to read as follows:
Notwithstanding any other provisions of the Plan, in the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation and the like, the Board shall provide for a substitution for or adjustment in (i) the number and class of shares subject to outstanding Stock Options, (ii) the exercise prices of outstanding Stock Options, (iii) the aggregate number and class of shares reserved for issuance under the Plan, (iv) the Maximum Annual Amount, (v) the number of shares to be covered by Stock Options to be granted to Non-Employee Directors upon election to the Board pursuant to paragraph 9 hereof, and (vi) the number of shares to be granted to Non-Employee Directors in lieu of annual retainer fees pursuant to paragraph 10 and the formula pursuant to which the exercise price of such options is determined.
     IN WITNESS WHEREOF, Temple-Inland Inc. has caused this First Amendment to the Temple-Inland Inc. 1997 Stock Option Plan to be adopted as of this 4th day of August 2006.

TEMPLE-INLAND INC.

By:

Leslie K. O’Neal
Vice President, Secretary and Assistant General Counsel
ATTEST:

Grant F. Adamson
Assistant Secretary